EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

At Hall, Kinion & Associates, Inc. Investor Contact: Martin Kropelnicki Vice President & CFO (415) 925-8700	Media Contact: Laila Kaiser Marketing Director (415) 925-8700

HALL KINION ANNOUNCES THIRD QUARTER
FINANCIAL RESULTS

San Jose, CA—October 29, 2002—Hall, Kinion & Associates, Inc. (Nasdaq: HAKI), The Talent Source™, announced today financial results for the third quarter ended September 29, 2002. Financial results include the operations of OnStaff since its acquisition on August 9, 2002.

For the third quarter of 2002, net revenues were $31.9 million, compared with revenues of $36.7 million in the third quarter of 2001. Gross profit for the quarter was $10.8 million, or 34 percent, versus $13.7 million, or 37 percent, for the same period a year ago. The third quarter net income was $0.2 million, or earnings of $0.02 per diluted share, versus a net loss of $3.5 million, or a loss of $0.26 per diluted share, for the third quarter of 2001.

For the nine months ended September 29, 2002, net revenues were $81.3 million versus $145.3 million, for the same period a year ago. Gross profit was $27.7 million, or 34 percent, compared to $62.8 million, or 43 percent, for the nine months of 2001. Net loss for the first nine months ended September 29, 2002, was $3.0 million or a loss of $0.23 per diluted share, compared with a net loss of $31.1 million or a loss of $2.36 per diluted share, in the same nine-month period last year.

Net income for the third quarter and nine month 2002 periods include the reversal of $0.9 million of pre-tax restructuring reserves, due primarily to the favorable resolution of certain lease terminations. Also included in third quarter results is an additional tax expense of $0.3 million to adjust the company’s current estimated annual effective tax rate from 40.7 percent to 35.3 percent to reflect lower utilization of income tax benefits.

“Our third quarter results include eight weeks of OnStaff operations. Thus far, OnStaff has met our expectations as the mortgage and escrow industry has heated up. As we move into the fourth quarter, we remain guarded about our technology business. The fourth quarter is always subject to fewer billable days due to the holidays and technology companies having mandatory closures for the weeks between Christmas and New Year’s Day,” stated Brenda Rhodes, Chairman and CEO. “I must admit that it feels good to see our diversification strategy is working. Hall Kinion & Associates is dedicated to bring scarce talent to high demand markets.” Ms. Rhodes further stated, “Our recent acquisition of OnStaff, a specialty staffing firm, furthers our diversification plan. We are extremely pleased with the continued revenue growth exhibited by OnStaff.”

At September 29, 2002, the company had total current assets of $36.1 million, working capital of $21.2 million, and cash, cash equivalents and accounts receivable of $27.9 million.

Hall, Kinion & Associates will hold a conference call concerning this announcement on Tuesday, October 29, 2002. The conference call will begin at 11:00 a.m. EST and will last for approximately one hour. Please dial 703-736-7226 at least five minutes prior to the start time to participate on the call. Investors have the opportunity to listen to the conference call live on the Internet at the company’s web site at http://www.hallkinion.com . Investors should go to the web site a few minutes early, as it may be necessary to download audio software to hear the conference call. A replay of the conference call will be available for two weeks at 703-925-2533, passcode #6255597.

About Hall Kinion & Associates

Hall Kinion & Associates, Inc., The Talent Source™ for specialized professionals, delivers world-class talent on a contract and full-time basis to high-demand sectors around the globe. The company finds, evaluates and places professional talent in more than 15 critical industries including: Technology, Real Estate, Finance, Medical and Healthcare, Government and Energy. Through OnStaff, we offer two online recruiting and placement web sites: TheBoardNetwork.com and MediCenter.com. Founded in 1991, Hall Kinion’s client list includes many of the world’s most prominent technology innovators such as Compaq, AT&T Wireless and IBM. The company currently operates in the United States and abroad. Hall Kinion’s Web site address is http://www.hallkinion.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding Hall Kinion’s expectations, beliefs, hopes, intentions, models or strategies regarding the future. All forward-looking statements included in this release are based upon information available to Hall Kinion as of the date thereof, and

Hall Kinion assumes no obligation to update any such forward-looking statement. Actual results could differ materially from Hall Kinion’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to the rate of hiring and productivity of sales and sales support personnel; the availability of qualified IT and corporate services professionals; changes in the relative mix between contract and permanent placement services; changes in the pricing of Hall Kinion’s services; the timing and rate of entrance into or exit from new geographic markets and the addition and closing of offices; the structure and timing of acquisitions, changes in demand for IT and corporate services professionals; changes in the economic outlook for the high technology industry and general economic factors. Please refer to the discussion of risk factors and other factors included in Hall Kinion’s Report on Form 10-K for the year ended December 30, 2001 and other filings made with the Securities & Exchange Commission.

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